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                                                                     EXHIBIT III

                         PRG-Schultz International, Inc.
                            2300 Windy Ridge Parkway
                              Suite 100 North Tower
                             Atlanta, GA 30339-8426

                                                                 August 16, 2002

Blum Strategic Partners II, L.P.
909 Montgomery Street, Suite 400
San Francisco, CA 94133

     Re:  Execution of Closing Documents; PRG Representations

Ladies and Gentlemen:

     This letter will confirm our understanding that, in connection with the Stock Purchase Agreement, dated as of August 16, 2002, made between Blum Strategic Partners II, L.P. ("Strategic II"), and the individuals identified therein as Sellers (the "Stock Purchase Agreement"), PRG-Schultz International, Inc. ("PRG") hereby agrees to execute at the date of the Closing under the Stock Purchase Agreement (the "Closing Date") the documents set forth below, provided, that they are each in the form of the applicable exhibit to the Stock Purchase Agreement and that all of the conditions to closing in the Stock Purchase Agreement have been satisfied or, if waived, PRG shall have consented to such waiver:

     1. The Investor Rights Agreement to be made as of the Closing Date, by and among PRG, Berkshire Fund V Investment Corp., Berkshire Investors LLC, and Strategic II;

     2. The Registration Rights Agreement to be made as of the Closing Date, by and between PRG and Strategic II;

     3. The Subordination Agreement to be made as of the Closing Date, by and among PRG and Strategic II;

     4. The Standstill Agreement dated as of August 16, 2002, by and among PRG and Strategic II;

     5. The Consent and Amendment Agreement, dated August 16, 2002, by and among PRG, Howard Schultz & Associates International, Inc., the Sellers, John M. Cook, and John M. Toma; and

     6.   The Management Rights Letter addressed from PRG to Strategic II.

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     In addition, in connection with the transactions contemplated by the Stock
     Purchase Agreement, PRG hereby represents and warrants to Strategic II that
     (a) to its knowledge, there is no Person that comes within the meaning of subclause (iv) of the first proviso to the definition of "Acquiring Person" in PRG's Shareholder Protection Rights Agreement (as amended through the date hereof, the "Rights Agreement"); (b) no "Stock Acquisition Date" (as defined in the Rights Agreement) shall be deemed to have occurred and no holder of Rights (as defined in the Rights Agreement) shall be entitled to exercise such Rights under the Rights Agreement, in each case solely by reason of the approval, execution or delivery of the Stock Purchase Agreement or the consummation of the transactions contemplated thereby and
     (c) the Second Amendment to the Rights Agreement delivered to Strategic II on the date hereof has been duly executed and delivered and no consent or other approval is required in order for it to be effective on the date hereof.

                            [SIGNATURE PAGE FOLLOWS]

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                                          Very truly yours,

                                          PRG-Schultz International, Inc.


                                               /s/ Clinton McKellar, Jr.
                                          By: ---------------------------
                                          Name:   Clinton McKellar, Jr.
                                          Title:  Senior Vice President,
                                                  General Counsel and Secretary